Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of May 2, 2019 (the “Effective Date”) by and between Timothy Peterman (“Executive”) and EVINE Live Inc. (“EVINE Live”, or the “Company”).

1.            Effective Date: Term. This Agreement shall become effective on the Effective Date and continue until the second (2nd) anniversary of the Effective Date (the “Initial Term”). Thereafter, the Agreement shall renew automatically for successive one (1) year periods unless and until either party provides written notice to the other party of the intent not to renew the Agreement at least one hundred twenty (120) days prior to the end of the Initial Term or any subsequent one (1) year term (each a “Renewal Term,” and the Initial Term and any Renewal Term(s), if any, thereafter, during which the Executive’s employment shall continue are collectively referred to herein as the “Term”). The expiration of the Agreement due to the Company’s notice of non-renewal shall not be considered a termination of Executive by the Company for other than Cause. Rather, if the Initial Term or any subsequent one-year Renewal Term expires as a result of a notice of non-renewal by either party, then the Term will end and, if Executive remains employed with the Company thereafter, Executive will be an at-will employee of the Company subject to the terms and conditions of employment established by the Company from time to time during the period that Executive remains employed with the Company.

2.            Employment of Executive.

(a)          Duties. During the Term, Executive shall serve as the Chief Executive Officer of EVINE Live, reporting solely and directly to EVINE Live’s Board of Directors (together with any committee of EVINE Live’s Board of Directors authorized to act on its behalf in certain circumstances, including the Human Resources and Compensation Committee of EVINE Live’s Board of Directors, the “Board”). In such position, Executive shall have such duties, responsibilities and authority as is customarily associated with such position and shall have such other duties, as may be reasonably assigned from time to time by the Board, consistent with Executive’s position and the terms of this Agreement. Executive shall devote substantially all of his business time and efforts to the performance of his duties on behalf of the Company, and will not engage in or be concerned with any other commercial duties or pursuits, either directly or indirectly, that will materially interfere with his duties to the Company without the prior written consent of the Board. Executive shall comply with all policies, operating procedures codes, rules, standards, and guidelines of the Company applicable to all senior executives of the Company in the performance of Executive’s duties on behalf of the Company, including without limitation the Company’s Code of Conduct and policies relating and procedures relating to business ethics, conflict of interest, hedging and pledging of Company securities, public disclosures, stock trading, stock ownership, non-discrimination and non-harassment, and confidentiality and protection of trade secrets.

(b)          Location. Executive’s principal place of employment during the Term shall be based in Eden Prairie, Minnesota.

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(c)          Certain Representations. As of the Effective Date, Executive has provided the Company with a completed officer questionnaire (the “D&O Questionnaire”).  Executive represents and warrants to the Company that the D&O Questionnaire contains no untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission of a material fact requested to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Executive also represents and warrants that Executive is under no contractual or legal commitments that would prevent Executive from fulfilling Executive’s duties and responsibilities as set forth in this Agreement.

(d)          Base Salary. Commencing on the Effective Date, EVINE Live shall pay Executive an annual base salary (“Base Salary”) of $650,000.00, payable in regular installments in accordance with the Company’s usual payroll practices. At least once per year, the Board shall review Executive’s Base Salary for a potential increase based on market trends, performance, and such internal and other considerations as the Board may deem relevant.

(e)          Annual Bonus. Beginning with the fiscal year of the Effective Date (to be paid, if earned, in 2020), and for each fiscal year thereafter during the Term, Executive shall participate in such annual cash incentive plans and programs of EVINE Live as are generally provided to the senior executives of EVINE Live pursuant to such terms and conditions as the Board may prescribe from time to time; provided that Executive shall be entitled to a payout of at least 100% of Base Salary (the “Target Bonus”) if the target annual performance goal(s) established by the Board is (are) achieved, subject to satisfaction of all conditions under the applicable cash incentive plan. For the sake of clarity, the Target Bonus in the first fiscal year (fiscal year 2019) will be pro-rated based on the portion of such fiscal year Executive is employed by the Company. The performance objectives for the first fiscal year shall be the objectives communicated to Executive by the Company’s Compensation Committee. The performance objectives for subsequent fiscal years shall be as established by the Company’s Compensation Committee.

(f)          Equity Incentives. On the Effective Date, EVINE Live shall grant Executive performance stock units representing 680,000 shares of the Company’s common stock as of the Effective Date.  The performance stock unit grant shall vest one-third upon the one (1) year anniversary of the Effective Date, one-third when the per-share closing price of the Company’s common stock reaches or exceeds an average trading price of $2 for twenty (20) consecutive trading days and Executive has been continuously employed for at least one (1) year from the Effective Date, and the remaining shares when the per-share closing price of the Company’s common stock reaches or exceeds an average trading price of $4 for twenty (20) consecutive trading days and Executive has been continuously employed for at least two (2) years after the Effective Date, and shall otherwise be subject to the terms and conditions of the applicable  award agreement and plan.  Beginning with the Company’s fiscal year 2020, and subject to Executive’s employment with the Company on the date of grant, Executive will be eligible to receive annual long term incentive equity grants with a target value equal to 150% of Executive’s Base Salary as of the date of grant, subject to the terms and conditions of the Company’s Long Term Incentive Plan and the Company’s 2011 Omnibus Incentive Plan or the applicable incentive plan the Company has in place at the time.

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(g)          Temporary Living Expenses and Relocation Payment. Executive agrees to relocate to the Twin Cities, metropolitan area by the one (1) year anniversary of the Effective Date. In exchange for this agreement, the Company will reimburse Executive for the reasonable cost for temporary housing for Executive and Executive’s immediate family for up to ninety (90) days after following the Effective Date, subject to Executive’s submission of appropriate receipts to the Company (the “Temporary Living Expenses”). In addition, the Company will pay Executive a lump sum relocation payment equal to $150,000.00 minus the total Temporary Living Expenses amount (the “Relocation Payment”), payable to Executive on the Company’s first regular payroll date that is more than ninety (90) days after the Effective Date. To the extent any portion of the Relocation Payment is taxable income to Executive, the Company will gross-up such amount to account for the estimated taxes to be owed by Executive, in accordance with the policies and practices of the Company.  If Executive fails to complete Executive’s relocation to the Twin Cities, metropolitan area by the one (1) year anniversary of the Effective Date, then Executive must promptly reimburse the Company for the entire Relocation Payment, payable within thirty (30) days after the one (1) year anniversary of the Effective Date. If the Company terminates Executive’s employment for Cause or Executive terminates Executive’s employment for any reason other than Good Reason, in either case before the two (2) year anniversary of the Effective Date, then Executive must promptly reimburse the Company for a pro-rata share of of the Relocation Payment, payable within thirty (30) days after the Termination Date (as defined below).  For example: if Executive completes six (6) months of service prior to terminating Executive’s employment with the Company for any reason other than Good Reason, then Executive must promptly reimburse the Company for seventy-five (75%) of the Relocation Payment; if Executive completes eighteen (18) months of service prior to terminating Executive’s employment with the Company for any reason other than Good Reason, then Executive must promptly reimburse the Company for twenty-five (25%) of the Relocation Payment.

(h)          Executive Benefits. Executive shall be eligible to participate in the Company’s employee benefit plans (in addition to the Company’s annual and/or long-term incentive programs) as in effect from time to time on the same basis as those benefits are generally made available to other employees of the Company. Executive shall pay any contributions which are generally required of employees to receive any such benefits. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(i)          Business Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder subject to and in accordance with Company policies.

(j)          Withholding. All payments under this Agreement shall be subject to payroll taxes and other withholdings in accordance with the Company’s standard payroll practices and applicable law.

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3.            Termination of Employment.

(a)          Manner of Termination. Executive’s employment with the Company will terminate during the Term on the date of such termination, as follows:

(i)          The date Executive’s employment is terminated by the Company other than for Cause (as defined in the Company’s Executives’ Severance Benefit Plan effective July 25, 2016, as such Executives’ Severance Benefit Plan may be amended from time to time, the “Severance Benefit Plan”)), Executive’s death or Executive becoming Disabled (as defined in the Severance Benefit Plan);

(ii)         The date Executive’s employment is terminated by the Company for Cause;

(iii)        The date Executive’s employment is terminated due to Executive becoming Disabled;

(iv)        The date Executive’s employment is terminated by Executive for Good Reason (as defined in the Severance Benefit Plan);

(v)         The date Executive’s employment is terminated by Executive for any reason other than Good Reason; or

(vi)        The date of Executive’s death.

(b)          Termination Date. The date on which Executive’s termination of employment with the Company is effective is the “Termination Date.” For purposes of Sections 4(b) and 4(c) only, with respect to the timing of any payments thereunder, the Termination Date means the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance thereunder (the “Code”).

(c)          Relinquishment of Positions upon Termination. Upon termination of employment for any reason, Executive shall resign all officerships, directorships or other positions that he then holds with the Company or any of its Affiliates, and Executive hereby agrees to take all actions necessary to effectuate such resignations. For purposes of this Agreement, “Affiliate” means, with respect to EVINE Live, any partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, or other organization that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, EVINE Live.

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4.            Payments upon Termination.

(a)          Entitlement to Accrued Benefits and Equity Awards. Upon termination of Executive’s employment with the Company for any reason, whether by the Company or by Executive, the Company shall pay or provide Executive with the Accrued Benefits and all of Executive’s outstanding equity awards shall be subject to the terms of the applicable award agreement and plan. For purposes of this Agreement, “Accrued Benefits” means the following amounts, payable as described herein: (i) all Base Salary that has accrued but is unpaid as of the Termination Date; (ii) reimbursement of Executive for his reasonable and necessary expenses that have been approved in accordance with Company policy and that were incurred by Executive on behalf of the Company as of the Termination Date; (iii) any and all other cash earned by Executive through the Termination Date and deferred at the election of Executive pursuant to any deferred compensation plan then in effect (if any); and (iv) all other payments and benefits to which Executive (or in the event of Executive’s death, Executive’s surviving spouse or other beneficiaries) is entitled on the Termination Date under the terms of any benefit plan of the Company, excluding severance payments under the Severance Benefit Plan or under any other Company severance policy, practice or agreement in effect on the Termination Date. Payment of Accrued Benefits shall be made promptly in accordance with the Company’s prevailing practice with respect to clauses (i), (ii) and (iii) or, with respect to clause (iv), pursuant to the terms of the benefit plan or practice establishing such benefits, and any applicable law (but in each instance no less favorable than that applied to the most senior executive officers of the Company). Except as provided in this Section 4(a) or in Section 4(b) or Section 4(c) (as applicable), Executive shall not be entitled to any payments or benefits upon termination of Executive’s employment with the Company for any reason.

(b)          Severance Benefits During First Six Months. If Executive’s employment with the Company is terminated by the Company other than for Cause, death or Executive becoming Disabled, or if Executive’s employment with the Company is terminated by Executive for Good Reason, and the Termination Date is prior to the six (6) month anniversary of the Effective Date, then the Company shall, in addition to paying the Accrued Benefits and addressing any outstanding equity awards in accordance with the terms of the applicable award agreement and plan, and subject to Section 4(d),

(i)          pay to Executive as severance pay an amount equal to one (1) times Executive’s annual Base Salary as of the Termination Date, less all legally required and authorized deductions and withholdings, payable in substantially equal installments in accordance with the Company’s regular payroll cycle during the twelve (12) month period immediately following the Termination Date, provided, however, that any installments that otherwise would be payable on the Company’s regular payroll dates between the Termination Date and the sixtieth (60th) calendar day after the Termination Date will be delayed until the Company’s first regular payroll date that is more than sixty (60) days after the Termination Date and included with the installment payable on such payroll date; and

(ii)         if Executive is eligible for and takes all steps necessary to continue Executive’s group health insurance coverage with the Company following the termination of Executive’s employment with the Company (including completing and returning the forms necessary to elect COBRA coverage), pay for the portion of the premium costs for such coverage that the Company would pay if Executive remained employed by the Company, at the same level of coverage that was in effect as of the Termination Date, through the earliest of: (A) the twelve (12) month anniversary of the Termination Date, (B) the date Executive becomes eligible for group health insurance coverage from any other employer, or (C) the date Executive is no longer eligible to continue Executive’s group health insurance coverage with the Company under applicable law.

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(c)          Severance Benefits on or After Six Months. If Executive’s employment with the Company is terminated by the Company other than for Cause, death or Executive becoming Disabled, or if Executive’s employment with the Company is terminated by Executive for Good Reason, and the Termination Date is on or after the six (6) month anniversary of the Effective Date, then Executive shall be eligible to receive severance benefits in accordance with the terms and conditions of the Severance Benefit Plan.

(d)          Conditions to Receive Severance Benefits. Notwithstanding the foregoing provisions of this Section 4, the Company will not be obligated to make any payments to or on behalf of Executive: (i) under Section 4(b) unless (A) Executive signs a release of claims in favor of the Company in a form to be prescribed by the Company (the “Release”), (B) all applicable consideration periods and rescission periods provided by law with respect to the Release have expired without Executive rescinding the Release, and (C) Executive is in compliance with the terms of this Agreement and any other written agreement between Executive and the Company or any of its Affiliates as of the dates of the payments, or (ii) under Section 4(c) unless Executive has satisfied all conditions to receive severance benefits identified in the Severance Benefit Plan.

5.            Covenants by Executive.

(a)          Access to Confidential Information. While with the Company, Executive will have access to and obtain confidential or proprietary information about the Company, including but not limited to, (i) trade secrets, samples, methods, models, research, computer files, accounting and unpublished financial information, financial or business projections, cost, profit and sales information, agreements and/or contracts between the Company and its business partners, customer lists and customer information, purchasing techniques, supplier lists and supplier information, licensing agreements, marketing, advertising and/or creative policies, practices, concepts, strategies, and methods of operations, internal policies, pricing policies and procedures and employee lists; (ii) information submitted by the Company’s customers, suppliers, team members, consultants or co-ventures with the Company for study, evaluation or use; (iii) technical information concerning the Company's products and services, including product data and specifications, diagrams, flow charts, drawings, test results, know-how, processes, inventions, research projects and product development; (iv) any and all versions of the Company's proprietary computer software (including source code and object code), hardware and documentation; and (v) any other information not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the Company's business. Such information shall be collectively referred to as “Confidential Information.”

(b)          Protection of Confidential Information. Executive is aware that the Confidential Information is not readily available to the public. Executive agrees that during Executive’s employment with the Company, and after it ends, Executive will keep confidential and not disclose the Confidential Information to anyone or use it for Executive’s own benefit or for the benefit of others, except in performing Executive’s duties as a Company employee. Executive agrees that this restriction shall apply whether or not any such information is marked “confidential.”

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(c)          Duty of Loyalty. Executive agrees that while Executive is employed by the Company, (i) Executive will have an undivided duty of loyalty and fair dealing to the Company and will work for the best interests of the Company and not take over any of the Company’s business opportunities or prospective business opportunities for Executive’s personal gain and/or to the detriment of the Company, (ii) Executive will not engage in any other employment or business activity without the prior written permission from executive management, and (iii) Executive will not engage in any other activities that conflict with Executive’s obligations to the Company.

(d)          Company Property.

(i)          Material. All memoranda, files, notes, records or other documents, whether in electronic form or hard copy (collectively, the “material”), compiled by Executive or made available to Executive during Executive’s employment with the Company (whether or not the material contains Confidential Information) are the property of the Company and shall be delivered to the Company on the termination of Executive’s employment, or at any other time upon request. Except in connection with Executive’s employment with the Company, Executive agrees that Executive will not make or retain copies or excerpts of the material. In addition, upon termination of Executive’s employment with the Company, or earlier upon request of the Company, Executive will also return to the Company all computers, cell phones, equipment, software programs and other personal property belonging to the Company (whether provided by the Company, paid for by the Company, or the cost for which was reimbursed by the Company).

(ii)         Assignment of Works. Executive hereby assigns to the Company, or its designee, all of Executive’s right, title and interest in and to any and all materials, including without limitation, all original works of authorship, computer programs, graphic art work, developments, concepts, improvements, formulas, algorithms, software, technology applications or trade secrets, that Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed, during Executive’s employment with the Company and which (A) relate to the Company’s present or prospective business, or to the Company’s actual or demonstrably anticipated research or development, (B) result from any work performed for the Company or (C) result from any use of the Company’s equipment, supplies, facilities or Confidential Information (collectively referred to as the “Works”). Executive further acknowledge that all Works that are protectable as such are “works made for hire” as that term is defined in the United States Copyright Act. If for any reason any portion of the Works does not qualify as works made for hire, then Executive transfer and assign to the Company all right, title and interest in and to the Works, including any copyright. Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way, to secure the Company’s rights in the Works and any copyrights or other intellectual property rights, including the disclosure to the Company of all pertinent information and data with respect to the Works, the execution of all applications, assignments and all other instruments that the Company shall deem necessary in order to apply for and obtain such rights. This assignment under this Section 5(d)(ii) does not apply to any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive’s own time, and (A) which does not relate (1) directly to the business of the Company or (2) to the Company's actual or demonstrably anticipated research or development, or (B) which does not result from any work performed by Executive for the Company. By signing this Agreement, Executive acknowledge and agree that Executive have been provided written notification of Executive’s rights with respect to inventions as required by Minnesota Statutes Annotated Section 181.78(3).

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(iii)        Use of Names. Executive agrees that Executive will not use the name, marks or indicia of the Company or any of its vendors or business partners for any purpose without the prior written consent of the applicable party in each instance.

(e)          Post-Employment Obligations. Executive agrees that Executive’s position with the Company requires and will continue to require the performance of services that are special, unique, extraordinary and of an intellectual character and places Executive in a position of confidence and trust with the employees, customers, vendors and business partners of the Company. Executive agrees that in the course of Executive’s employment with the Company, Executive will develop a personal acquaintanceship and relationship with the Company’s employees, vendors and business partners. In addition, Executive acknowledge and agree that in the course of Executive’s employment with the Company, Executive will be provided with, and have access to, Confidential Information that is commercially valuable to the Company, the use or disclosure of which, for the benefit of a Company competitor, would unfairly and improperly harm the Company. Consequently, Executive agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that Executive make the covenants contained in this agreement. Accordingly, Executive agrees that for the 12-month period following the termination of Executive’s employment, regardless of the reason for termination, Executive shall not, directly or indirectly:

(i)          in any country in which the Company or any of its Affiliates operates or contemplates operating during the 12 months prior to Executive’s termination date, own, manage, control, have any interest in, participate in, lend Executive’s name to, or act as consultant, employee, advisor to or render services (alone or in association with any other person, firm, corporation or other business organization) for:

(A)         HSN, Inc., QVC, Inc., Jewelry Television Network and of their subsidiaries, and any of their affiliates who are primarily engaged in the home shopping business; or

(B)         any other person or entity engaged in the television home shopping business; or

(C)         any infomercial business having as a primary focus the marketing to consumers of products of a similar nature as the products being offered on the Company’s television programming or websites; or

(D)         the directly-related e-commerce operations of another home shopping company or network, such as, for example, QVC.com or HSN.com;

provided, however, that the ownership by Executive of less than 1% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 5(e); or

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(ii)         solicit for employment, employ, or attempt to employ, as an employee or retain, or attempt to retain, as a consultant, any individual who is then or at any time during the one-year period prior to the termination date was, an employee of or exclusive consultant to, the Company, or persuade or attempt to persuade any such employee of or exclusive consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by any other person or entity; provided, however, a solicitation pursuant to general recruitment advertising that is not directed at the employees or exclusive consultants of the Company shall not be deemed to be a solicitation for purposes of this provision; or

(iii)        solicit or persuade, or attempt to solicit or persuade, any vendor, supplier or business partner of the Company to cease to do business with the Company or to reduce the amount of business which any such vendor, supplier or business partner has customarily done or is reasonably expected to do with the Company; or

(iv)        solicit business on behalf of, or render any services to, any vendor or business partner of the Company in connection with sourcing, developing or acquiring branded products and licenses for marketing and sale through Consumer Direct Commerce (as defined below).

As used in this Section 5(e), the following terms shall have the following meanings: (1) “solicit” shall include: (i) active solicitation of any Company employee; (ii) the provision of information regarding any Company employee to any third party where such information could be useful to such third party in attempting to hire any such Company employee; (iii) participation in any meetings, discussions, or other communications with any third party regarding any Company employee where the purpose or effect of such meeting, discussion or communication is to employ such Company employee; and (iv) any other passive use of information about any Company employee which has the purpose or effect of assisting a third party or causing harm to the Company’s employment relationships; (2) “Consumer Direct Commerce” means marketing or sales in connection with or through (i) any live or taped direct response television programming, (ii) any website affiliated with any live or taped direct response television retailer, (iii) any bricks and mortar location affiliated with any live or taped direct response television retailer, and (iv) any video-on-demand, interactive television, podcast, mobile phone, branded new media or social media (e.g., Facebook) advertising and any similar means of sale or any successor media to such means; and (3) “Company” shall include all Affiliates of EVINE Live.

(f)          Nondisparagement. Executive agrees that Executive shall not, at any time, make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or its products, services or employees; provided, however, that this paragraph shall not prohibit Executive from making any truthful statements that are required by applicable law or valid legal process, or that are protected by applicable law.

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(g)          Remedies. Executive acknowledge and agree that the Company’s monetary remedy at law for a breach or threatened breach of any of the provisions of this Section 5 would be inadequate and, in recognition of that fact, in the event of a breach or threatened breach by Executive, or anyone acting in concert with Executive, of any of the provisions of this Section 5, Executive agrees that in addition to its remedy at law, the Company shall be entitled to appropriate equitable relief in the form of specific performance, preliminary or permanent injunction, temporary restraining order or any other appropriate equitable remedy which may then be available. Executive further agree that the Company will be entitled to such remedies without having to post bond or other security and without having to prove the inadequacy of the available remedies at law.

(h)          Third Party Rights. Executive warrants that Executive is not bound by the terms of a confidentiality agreement or non-competition agreement or any other agreement with a former employer or other third party which would preclude Executive from accepting employment by the Company or which would preclude Executive from effectively performing Executive’s duties for the Company. Executive further warrants that Executive has the right to make all disclosures that Executive will make to the Company during the course of Executive’s employment by the Company. Executive agrees that Executive shall not disclose to the Company, or seek to induce the Company to use, any Confidential Information in the nature of trade secrets or other proprietary information belonging to others. Executive further agrees to provide the Company with a copy of any and all agreements with a former employer or other third party which may limit Executive’s right to work for, or to make disclosures to, the Company.

(i)          Survival. Executive agrees the provisions of this Section 5 survive the termination or expiration of the Term and the termination of Executive’s employment with the Company by either party for any reason.

(j)          Notification Obligation. Prior to accepting employment with any person, firm, corporation or other business organization during the period in which the post-employment obligations are in effect, Executive shall notify Executive’s prospective employer in writing of Executive’s obligations pursuant to this Agreement and shall simultaneously provide a copy of such notice to the Company and such prospective employer.

6.            Notice. Any notice, request, demand or other communication required or permitted herein will be deemed properly given when personally served in writing, by email or when deposited in the United States mail, postage prepaid, addressed to Executive at the address (or email address) last appearing in EVINE Live’s personnel records and to the Company at its headquarters with attention (or an email) to the General Counsel of EVINE Live. Either party may change its address by written notice in accordance with this paragraph.

7.            Set Off; Mitigation. The Company’s obligation to pay Executive the amounts and to provide the benefits hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise.

8.            Benefit of Agreement and Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns. The Company shall have the right to assign this Agreement, and, accordingly, this Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of the Company, it being understood that any such assignment shall not affect the terms and conditions contained in this Agreement. This Agreement shall not be assignable by Executive.

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9.            Applicable Law and Jurisdiction. This Agreement is to be governed by and construed under the laws of the United States and of the State of Minnesota without resort to Minnesota’s choice of law rules. Each party hereby agrees that the forum and venue for any legal or equitable action or proceeding arising out of, or in connection with, this Agreement will lie in the appropriate federal or state courts located in Hennepin County, Minnesota and specifically waives any and all objections to such jurisdiction and venue.

10.          Captions and Paragraph Headings. Captions and section or paragraph headings used herein are for convenience only and are not a part of this Agreement and will not be used in construing it.

11.          Divisibility of Agreement or Modification By Court. To the extent permitted by law, the invalidity of any provision of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, it shall be, to the further extent permitted by law, modified to the extent necessary to be interpreted in a manner most consistent with the present terms of the provision, to give effect to the provision. Finally, in the event that any provision of this Agreement is held to be invalid and not capable of modification by a court, then it shall be considered expunged, and the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

12.          No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13.          Survival. The termination or expiration of this Agreement will not affect the rights or obligations of the parties hereunder arising out of, or relating to, circumstances occurring prior to the termination or expiration of this Agreement, which rights and obligations will survive the termination or expiration of this Agreement.

14.          Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement except where other agreements are specifically noted, adopted, or incorporated by reference. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Company, and all such agreements shall be void and of no effect. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by

15.          Modification or Amendment. This Agreement may not be modified or amended except through a writing signed by both an authorized representative of EVINE Live and Executive.

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16.          Claims by Executive. Executive acknowledges and agrees that any claim or cause of action by him against the Company other than a claim for failure to pay amounts due under this Agreement shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Agreement and shall not be used to prohibit injunctive relief.

17.          Execution of Agreement. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) party, but all such counterparts taken together shall constitute one and the same instrument. Further, this Agreement may be signed and delivered by means of facsimile or scanned pages via electronic mail, and such scanned or facsimile signatures shall be treated in all manner and respects as an original signature and shall be considered to have the same binding legal effect as if it were an original signature, and no party may raise the use of facsimile or scanned signatures as a defense to the formation of this Agreement.

18.          Attorneys’ Fees. If either party retains an attorney to enforce the provisions of this Agreement or appeal thereof in connection with this Agreement, the unsuccessful or non-prevailing party in such proceeding shall reimburse the successful or prevailing party for all reasonable expenses (including attorney’s fees and allocated charges of internal counsel) and disbursements incurred by the latter in connection with the proceeding(s).

19.          Section 409A. It is intended that this Agreement will comply with Code Section 409A and any regulations and other published guidance of the IRS thereunder, to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. With respect to any reimbursement or in-kind benefit arrangements of the Company that constitutes deferred compensation for purposes of Code Section 409A, the following conditions shall be applicable (except as otherwise permitted by Code Section 409A): (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other year (except that any health or dental plan may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement on the Effective Date.

EXECUTIVE:	EVINE LIVE INC.

/s/ Timothy Peterman	By:	/s/ Andrea M. Fike
Timothy Peterman
	Its:	EVP, General Counsel

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